AMENDMENT NO. 4 TO PURCHASE AGREEMENT

This amendment no. 4 (the "Amendment") amends the purchase agreement by and between Billali Mine, LLC and JC Imperial, LLC (collectively, the "Seller") and Mineral Acquisitions, LLC ("Buyer") dated on or about January 4, 2019, amended on March 8, 2019, further amended on January 21, 2020 and further amended on May 1, 2020 (collectively referred to as the "Purchase Agreement"), and is dated effective October 7, 2020 ("Effective Date").

WHEREAS, the Seller and Buyer desire to amend the Purchase Agreement to reflect revised payment terms of the Purchase Agreement;

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration including the desire to work together during the COVID-19 pandemic and concurrent economic uncertainty, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.Amended and Restated Section 2.B. Section 2.B of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"B. Payment of the Purchase Price. The Total Purchase Price of $10,000,000 will be paid as follows:

(i)Six Hundred Thousand Dollars ($600,000) has been paid by Buyer to Seller as of the date of this Amendment.

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(ii)Commencing November l, 2020 and continuing on the first day of each subsequent month thereafter, a monthly payment of $25,000 will be paid until (A) the mill processing plant to create concentrate is in operation and

(B) we received our first payment for shipment of such concentrate from the mill (satisfaction of these two items is referred to as "Milestone"). Upon satisfaction of this Milestone and commencing on the first day of the following month and continuing the first day of each subsequent month thereafter, Buyer will pay to Seller the sum of Fifty Thousand Dollars ($50,000) until a total of One Million Six Hundred Thousand Dollars ($1,600,000 is paid.

(iii)Commencing 30 days after the last payment in (ii) above and continuing with 48 subsequent payments every 30 days thereafter, Buyer will pay to Seller the sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00) per period.

(iv)Each payment made hereunder will be allocated Twenty-Five per cent (25%) to the Billali and Seventy-Five percent (75%) to the Jim Crow, Imperial."

2.No Other Amendments or Supplements. Except as set forth in Sections 1 and 7 hereof, the Purchase Agreement shall remain in full force and effect as currently in effect.

3.Severability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable, all other provisions of this Amendment shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

4.Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5.Entire Agreement. This Amendment and the Purchase Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

6.Defined Terms. Defined terms used in this Amendment shall have the meaning ascribed to them herein or in the Purchase Agreement.

7.Waiver of Events of Default. As of the Effective Date, Seller hereby waives each and every breach and event of default of Buyer in the Purchase Agreement, and Seller and Buyer hereby confirm and acknowledge that the Purchase Agreement and this Amendment are binding on each other and in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

SELLER:BUYER:

Billali, LLC and JC Imperial, LLCMineral Acquisition, LLC

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